Exhibit 4.56

TERMINATION LETTER

To:	Seanergy Maritime Holdings Corp.
of Trust Company Complex, Ajeltake Road
Ajeltake Island, Majuro
MH96960, the Marshall Islands
From:	Jelco Delta Holding Corp.
of Trust Company Complex, Ajeltake Road
Ajeltake Island, Majuro
MH96960, the Marshall Islands

27 September 2017
Dear Sirs,
Loan Agreement dated 28 March 2017 entered into between (i) Seanergy Maritime Holdings Corp., as borrower (the "Borrower") and (ii) Jelco Delta Holding Corp., as lender (the "Lender") in respect of a loan facility of up to US$47,500,000 (the "Loan Agreement")
We refer to the Loan Agreement. This Letter sets out the terms and conditions on which the Borrower and the Lender agree to the termination of the Loan Agreement as of the date hereof.
WHEREAS, the Lender, pursuant to the Loan Agreement, agreed to make available to the Borrower a facility of up to US$47,500,000 (the "Loan") in two advances for the purposes of (i) partly re-financing the existing indebtedness of the Borrower's wholly owned subsidiary, Champion Ocean Navigation Co. ("Champion") under the loan agreement made between Champion, as borrower and NATIXIS, as lender, dated 2 December 2015 (as amended and supplemented by a supplemental agreement and a settlement agreement both dated March 7, 2017) (the "Existing Indebtedness") and (ii) financing part of the contract price of the Partnership (the "Vessel") under the Memorandum of Agreement dated 28 March 2017, as amended thereafter, made between Partner Shipping Co. ("Partner"), as nominated buyers by the Borrower and DA PACIFIC MARITIME S.A., as sellers;
WHEREAS, to the extent that the Borrower was unable to secure part or all of the Loan from third party lenders, the Lender was prepared to make available to the Borrower the Loan in accordance with the terms and conditions of the Loan Agreement;
WHEREAS, Partner has entered into a loan agreement with Amsterdam Trade Bank N.V. ("ATB") dated 24 May 2017 (as amended and supplemented by the Deed of Accession, Amendment and Restatement dated 25 September 2017, the "ATB Loan Agreement"), made between (i) Champion and Partner, as joint and several borrowers, (ii) the Borrower, as corporate guarantor, (iii) the financial institutions listed in Part B of schedule 1 therein, as lenders, (iv) ATB in its capacity as arranger, (v) ATB in its capacity as facility agent and (vi) ATB in its capacity as security agent, in respect of a loan facility of up to US$34,500,000 for the purposes of (a) partly re-financing the Existing Indebtedness and (b) financing part of the contract price of the Vessel;
WHEREAS, the Borrower has entered into a loan agreement with the Lender dated 24 May 2017 (as amended and supplemented by the Supplemental Letter dated 22 June 2017 and the Second Supplemental Letter dated 22 August 2017 and as amended and restated by the Deed of Amendment and Restatement dated 27 September 2017, the "Partnership Loan Agreement"), made between (i) the Borrower, as borrower and (ii) the Lender, as lender, in respect of a loan facility of up to US$16,200,000 for the purpose of financing part of the contract price of the Vessel.
WHEREAS, the Borrower issued to the Lender a convertible promissory note of even date herewith for an amount of $13,750,000 (the "Promissory Note") to partly refinance: (i) part of the Existing Indebtedness secured over the Championship, (ii) a mandatory prepayment of $4,750,000 under the Partnership Loan Agreement, and (iii) general corporate purposes.

WHEREAS, the Borrower and its subsidiaries, through the ATB Loan Agreement, the Partnership Loan Agreement and the Promissory Note, have secured alternative sources of finance sufficient to cover the purposes for which the Loan was made available, such that the Loan is rendered obsolete and no longer subject to drawdown.
NOW THEREFORE IT IS HEREBY MUTUALLY AGREED by the Borrower and the Lender that the Loan Agreement be and is hereby terminated with effect as of the date hereof such that neither party shall have any further obligations to the other thereunder.
Governing law
This Letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
Please confirm your agreement by signing the acknowledgement below.
Yours faithfully

/s/ Alastair Macdonald
ALASTAIR MACDONALD for and on behalf of Jelco Delta Holding Corp. (in its capacity as Lender)

We hereby acknowledge receipt of the above Letter and confirm our agreement to the terms hereof.

/s/ Stamatios Tsantanis_______
 STAMATIOS TSANTANIS
for and on behalf of
Seanergy Maritime Holdings Corp.
Date: 27 September 2017